UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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CTI BioPharma Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CTI BIOPHARMA CORP.

3101 Western Avenue, Suite 800

Seattle, Washington 98121

Notice of 2023 Annual Meeting of Stockholders of CTI BioPharma Corp.

CTI BioPharma Corp., a Delaware corporation (the “Company”), will hold its 2023 Annual Meeting of Stockholders (the “Annual Meeting”) on Wednesday, June 21, 2023 at 10:00 a.m. (Pacific Time). The meeting will be a completely virtual meeting of stockholders. You can attend the meeting by visiting www.virtualshareholdermeeting.com/CTIC2023, where you will be able to listen to the meeting live, submit questions, view the stockholder list, and vote online. Because the meeting is completely virtual and being conducted via the internet, stockholders will not be able to attend the meeting in person. We are holding the meeting for the following purposes, as more fully described in the accompanying proxy statement:

(1)	To elect as directors the seven nominees named in the proxy statement to serve until the 2024 annual meeting of stockholders or until their successors are duly qualified and elected;

(2)	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm;

(3)	To approve, by non-binding advisory vote, the compensation of our named executive officers;

(4)	To conduct an advisory vote to determine the frequency of holding future advisory votes on executive compensation; and

(5)	To transact such other business as may properly come before the meeting and all adjournments and postponements thereof.

Our Board of Directors has fixed the close of business on April 24, 2023 as the record date for the meeting. Only stockholders of record at the close of business on such date are entitled to notice of and to vote at the meeting.

On or about April 28, 2023, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and annual report. The Notice provides instructions on how to vote via the internet and on how to receive a paper copy of our proxy materials to vote by mail. The accompanying proxy statement and our annual report can be accessed directly at the following internet address: www.proxyvote.com.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the 2023 Annual Meeting of Stockholders, we urge you to please cast your vote as soon as possible using one of the methods described in the accompanying proxy statement.

By Order of the Board of Directors,

Adam R. Craig M.D., Ph.D. President, Chief Executive Officer and Interim Chief Medical Officer Seattle, Washington April 28, 2023

Important Notice Regarding the Availability of Proxy Materials for the 2023 Annual Meeting of Stockholders to Be Held on June 21, 2023. The Proxy Statement and Annual Report for the year ended December 31, 2022 are available at www.proxyvote.com.

CTI BIOPHARMA CORP.

3101 Western Avenue, Suite 800

Seattle, Washington 98121

PROXY STATEMENT SUMMARY

This summary highlights information described in more detail elsewhere in this proxy statement. It does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. Page references are provided to help you find further information.

The information provided below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Website references throughout this proxy statement are provided for convenience only and are inactive textual references. Information contained on, or that can be accessed through, the referenced websites does not constitute a part of and is not intended to be incorporated by reference into this proxy statement.

Virtual Meeting Logistics

Date	June 21, 2023

Time	10:00 a.m. (Pacific Time)

Format	Virtual-only (no in-person meeting)

Location	www.virtualshareholdermeeting.com/CTIC2023

Record date (must own shares as of this date to participate)	April 24, 2023

Where you find more information about voting in advance of the meeting	Page 2

Where to find more information about participating in the meeting	Page 3

Summary of Voting Matters

	Board Vote Recommendation	Page Reference
1. Election of seven directors.	FOR All Nominees	5
2. Auditor ratification.	FOR	16
3. Say-on-pay advisory vote.	FOR	20
4. Say-on-frequency advisory vote.	ONE YEAR	22

-i-

GENERAL INFORMATION CONCERNING THE ANNUAL MEETING

Annual Meeting Agenda

At the Annual Meeting, stockholders will be asked to:

1.	elect as directors the seven nominees named in this proxy statement to serve until the 2024 annual meeting of stockholders or until their successors are duly qualified and elected;

2.	ratify the selection of Ernst & Young LLP as our independent registered public accounting firm;

3.	approve, by non-binding advisory vote, the compensation of our named executive officers;

4.	conduct an advisory vote to determine the frequency of holding future advisory votes on executive compensation; and

5.	transact such other business as may properly come before the Annual Meeting and all adjournments and postponements thereof.

Delivery of Proxy Materials

On or about April 28, 2023, proxy materials for the Annual Meeting, including this proxy statement, are being made available to stockholders entitled to vote at the Annual Meeting. We are using the rules promulgated by the Securities and Exchange Commission (the “SEC”) that allow issuers to furnish proxy materials to their stockholders on the internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. Pursuant to such rules, we are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2022 (the “2022 Annual Report”). The Notice contains instructions on how to access those documents and vote online. The Notice also contains instructions on how each of those stockholders can receive a paper copy of the proxy materials, including this proxy statement, the 2022 Annual Report, and a form of proxy card or voting instruction card. Stockholders who do not receive a Notice, such as stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail.

Solicitation of Proxies

This solicitation is made on behalf of our board of directors (the “Board”). All expenses in connection with the solicitation of proxies will be borne by us. In addition to solicitation by mail, our officers, directors or other regular employees may solicit proxies by telephone, facsimile, electronic communication or in person. These individuals will not receive any additional compensation for these services.

Record Date, Eligibility to Vote, Voting Rights and Outstanding Shares

Holders of our common stock as of the close of business on April 24, 2023, the record date for the Annual Meeting, will be entitled to notice of, and to vote at, the Annual Meeting. Each holder of record of our common stock, par value $0.001 per share, outstanding on the record date will be entitled to one vote per share on all matters to be voted upon at the Annual Meeting. As of the close of business on the record date, there were 131,879,976 shares of our common stock issued and outstanding.

Quorum, Abstentions, Required Vote and Broker Non-Votes

Overview

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. Abstentions represent a stockholder’s affirmative choice to decline to vote on a proposal.

Broker non-votes occur when a broker holding shares for a beneficial owner does not vote on a particular matter because such broker does not have discretionary authority to vote on that matter and has not received voting instructions from the beneficial owner. Brokers typically do not have discretionary authority to vote on non-routine matters. Because rulings on whether proposals are routine or non-routine are made pursuant to rules and interpretations governing the conduct of brokerage firms rather than rules that apply directly to the Company, we have not made any determinations or predictions on how such rulings will be made. However, we have indicated below with respect to each proposal what the effect of a broker non-vote, if any, would be if a broker non-vote is returned with respect to that proposal. Broker non-votes, if any, will be counted toward the quorum requirement. Even with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority. As a result, we urge you to direct your broker, fiduciary, or custodian how to vote your shares to ensure that your vote is counted.

Quorum

A quorum of stockholders must be established at the Annual Meeting in order to transact business at the Annual Meeting. Under the General Corporation Law of the State of Delaware and pursuant to our bylaws and certificate of incorporation, the presence in person or by proxy of the holders of at least one-third of the votes entitled to be cast at the Annual Meeting constitutes a quorum. Abstentions and broker non-votes, if any, will be counted in determining whether a quorum is present. In the absence of a quorum, the chairman of the Annual Meeting may adjourn the Annual Meeting.

Vote Required and Effect of Abstentions and Broker Non-Votes on Vote

Approval of each of Proposals 1 – 4 requires the affirmative vote of a majority of votes cast on the proposal. Stockholders are not voting “for” or “against” a recommendation of the Board on Proposal 4. Instead, stockholders may indicate their preferred frequency for future advisory votes on executive compensation by voting “one year,” “two years,” or “three years,” or they may abstain from voting. The affirmative vote of a majority of the votes cast on the proposal will determine the preferred frequency of the stockholders. Abstentions and broker non-votes, if any, are not considered votes cast and therefore will have no effect on the outcome of the vote for any of the proposals.

Majority Voting Standard for Director Elections

The Company has adopted a majority voting standard for directors in uncontested elections (plurality voting applies in a contested elections). Under this standard, a director nominee must receive a majority of the votes cast (meaning more votes are cast “for” than “against”). Pursuant to the Company’s director resignation policy, in an uncontested election any director who does not receive a majority of the votes cast is expected to tender his or her resignation to our nominating and governance committee, which, after considering all factors it believes are relevant, will then recommend to our Board whether to accept or reject the resignation offer, or whether other action should be taken. Our Board will act on our nominating and governance committee’s recommendation within 90 days following certification of the election results. Any director who tenders his or her resignation pursuant to our director resignation policy will not participate in the proceedings of either our nominating and governance committee or our Board with respect to his or her own resignation offer. Stockholders do not have cumulative voting rights for the election of directors.

Methods of Voting

Beneficial Stockholders

If you own shares through a broker, bank or other holder of record, you will need to instruct the holder of record how to vote your shares. In order to provide voting instructions to the holder of record of your shares, please refer to the materials forwarded by your broker, bank, or other holder of record. You may also vote your shares by attending the Annual Meeting virtually and voting through the virtual annual meeting platform, as described below.

Registered Stockholders

If you own shares that are registered in your name, you may vote by proxy before the Annual Meeting by internet at www.proxyvote.com, by calling 1-800-690-6903 or by signing and returning your proxy card. To vote by internet or telephone, you will need your 16-digit voting control number, which can be found on your proxy card or Notice. You may also vote your shares by attending the Annual Meeting virtually and voting through the virtual annual meeting platform, as described below.

Deadline to Vote Shares

If you are a stockholder of record who holds shares in record name, your proxy must be received by telephone or the internet by 11:59 p.m. (Eastern Time) on June 20, 2023 in order for your shares to be voted at the Annual Meeting. You also have the option of completing, signing, dating, and returning the proxy card, but it must be received prior to the Annual Meeting in order for your shares to be voted at the Annual Meeting. If you hold your shares through a broker, bank, or other nominee (e.g., as a beneficial owner), please comply with the deadlines provided by the bank, broker, or other nominee that holds your shares.

Virtually Attending the Annual Meeting

You will be able to attend the Annual Meeting online, submit your questions during the meeting and vote your shares electronically at the meeting by visiting www.virtualshareholdermeeting.com/CTIC2023. Because the Annual Meeting is completely virtual and being conducted via the internet, stockholders will not be able to attend the meeting in person. However, we have designed the meeting to provide stockholders with the same rights and opportunities to participate as they would have at an in-person meeting. To participate in the Annual Meeting, you will need the control number included on your Notice or proxy card. The Annual Meeting webcast will begin promptly at 10:00 a.m. (Pacific Time). We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:50 a.m. (Pacific Time), and you should allow ample time for the check-in procedures. Please note that if your shares are held by a broker, bank, or other holder of record and your voting instruction form or Notice does not indicate that you vote those shares through the www.proxyvote.com website, then, in order to participate in the Annual Meeting, you should contact your bank, broker, or other holder of record (preferably at least five days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in, or vote at the Annual Meeting.

We will endeavor to answer as many stockholder-submitted questions as time permits that comply with the Annual Meeting rules of conduct. We reserve the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or Company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.

Instructions on how to attend and participate virtually are posted at the meeting website above. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the number provided on the meeting website, and we will have technicians ready to assist you.

Revocability of Proxies

You may change your vote or revoke your proxy at any time before your proxy is voted at the Annual Meeting. Any stockholder of record executing a proxy has the power to revoke it at any time prior to the voting thereof on any matter by delivering written notice of revocation of your proxy to our Corporate Secretary, David H. Kirske, at our principal executive offices, by executing and delivering another proxy dated as of a later date, or by attending and voting at the virtual Annual Meeting. For shares held through a broker, bank, or other nominee, you may change your vote by submitting new voting instructions to your broker, bank, or other nominee, or by attending and voting at the virtual Annual Meeting. A stockholder’s last vote is the vote that will be counted.

Absence of Specific Voting Instruction; Additional Matters That May Come Before Annual Meeting

If a quorum is established at the Annual Meeting, all shares of our common stock represented by properly executed proxies that are not revoked will be voted in accordance with the instructions, if any, given in those proxies. With respect to registered stockholders, proxy cards that are signed and returned without specifying a vote or an abstention on any proposal specified in the proxy card will be voted according to the recommendations of our Board on such proposals and will be voted, in the proxy holders’ discretion, upon such other matters that may properly come before the Annual Meeting and any such postponements or adjournments thereof.

PROPOSAL 1:

ELECTION OF DIRECTORS

Summary

Our Board currently is comprised of seven members. Six of our directors are independent within the meaning of the independent director guidelines of The Nasdaq Stock Market (“Nasdaq”). Our certificate of incorporation and bylaws provide that the number of our directors shall be between five and 12 persons and will be fixed by resolution of our Board.

Our Board has, upon the recommendation of the nominating and governance committee, nominated each of Dr. Craig, Dr. Fischer, Mr. Metzger, Dr. Parkinson, Ms. Parks, Mr. Perry, and Dr. Tuckson to one-year terms of office that would expire at the 2024 annual meeting of stockholders. Each of the nominees was previously elected by stockholders at the 2022 annual meeting of stockholders.

Each nominee has consented to being named in this proxy statement and has agreed to serve if elected. If any nominee is unable to serve or, for good cause, will not serve as a director at the time of the Annual Meeting, our Board may reduce the size of the Board or may designate a substitute nominee, and proxies will be voted for any such substitute nominee. As of the date of this proxy statement, we have no reason to believe that any of the nominees will be unable or unwilling to stand as a nominee or to serve as a director if elected.

Nominees for Director

The table below provides the names and certain other biographical information for each of the nominees for election as a director as of April 28, 2023.

Name	Age	Position	Director Since
Adam R. Craig, M.D., Ph.D.	57	Director, President, Chief Executive Officer and Interim Chief Medical Officer	2017
Laurent Fischer, M.D.(1)(2)(3)	59	Chairman of the Board	2017
Michael A. Metzger(1)(2)	52	Director	2017
David Parkinson, M.D.(2)	72	Director	2017
Diane Parks(3)	70	Director	2021
Matthew D. Perry(2)	50	Director	2016
Reed V. Tuckson, M.D., F.A.C.P.(1)(3)	72	Director	2011

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and governance committee.

Adam R. Craig, M.D., Ph.D., M.B.A. has served as one of our directors and as our President, Chief Executive Officer and Interim Chief Medical Officer since March 2017. He is a physician and experienced biopharmaceutical industry leader with extensive expertise in corporate strategic operations and governance, investor relations and financing; U.S. and EU regulatory engagement; and medical affairs and hematology and oncology research. Prior to CTI BioPharma, Dr. Craig worked as an independent consultant providing strategic and operational advice and support to CTI BioPharma and other hematology/oncology biotechnology companies since 2016. Prior to consulting, Dr. Craig was Chief Medical Officer and Executive Vice President of Development of Sunesis Pharmaceuticals, a biopharmaceutical company developing novel targeted inhibitors for the treatment of hematologic and solid cancers, from 2012 to 2016. From 2008 to 2012, Dr. Craig was Chief Medical Officer and Senior Vice President of Chemgenex Pharmaceuticals Ltd, a biotechnology company which was acquired by Cephalon/Teva Pharmaceuticals in 2011. He also served as a Product Development Reviewer for the Cancer

Prevention Research Institute of Texas. Dr. Craig earned his Medical Degree from Charing Cross and Westminster Medical School, University of London, a Ph.D. in Molecular Oncology from Leeds University in the U.K. and an M.B.A. from The Open University Business School (U.K.). Dr Craig completed post-graduate training in Paediatrics, Neonatology and Paediatric Oncology and is a Member of both the Royal College of Physicians (London) and the Royal College of Paediatrics and Child Health.

Dr. Craig’s experience as an executive in the pharmaceutical industry, knowledge of biopharmaceuticals, and leadership role within our organization were the primary qualifications that led the Board to conclude that he should serve on our Board.

Laurent Fischer, M.D. has served as a director since July 2017 and was appointed Chairman in September 2017. Dr. Fischer has served as Chief Executive Officer of Adverum Biotechnologies, Inc., a gene therapy company focusing on ocular and rare diseases, since June 2020, and has served as a Senior Advisor on the Frazier Healthcare Partners’ Life Sciences team since March 2017. Prior, Dr. Fischer was appointed Senior Vice President, Head of the Liver Therapeutic Area at Allergan (acquired by AbbVie), a global pharmaceutical company, following the 2016 acquisition of Tobira Therapeutics for up to $1.6 billion, where he served as Chief Executive Officer from 2013 through 2016. Dr. Fischer was previously Chairman and Chief Executive Officer of Jennerex, Inc., a company with a first-in-class oncolytic immunotherapy for liver cancer acquired for $150 million by Sillajen. He was Co-Founder, President and Chief Executive Officer of Ocera Therapeutics and held senior positions at DuPont-Merck, DuPont Pharmaceuticals and Hoffmann-La Roche in liver disease, virology and oncology. Dr. Fischer also serves as a director of Mirum Pharmaceuticals, Inc. (Nasdaq: MIRM), a biopharmaceutical company, and Lycia Therapeutics, Inc. Dr. Fischer received his undergraduate degree from the University of Geneva and his M.D. from the Geneva Medical School in Switzerland.

Dr. Fischer’s experience as an executive in the pharmaceutical industry, knowledge of biopharmaceuticals, and his service as the Chairman of the Board were the primary qualifications that led the Board to conclude that he should serve on our Board.

Michael A. Metzger, M.B.A. has served as a director since January 2017. In February 2022, Mr. Metzger was named Chief Executive Officer of Syndax Pharmaceuticals, Inc. (Nasdaq: SNDX), a publicly traded biopharmaceutical company developing a pipeline of novel cancer therapies, where he had served as President and Chief Operating Officer since 2015, and as a member of its board of directors since 2019. Mr. Metzger also serves on the board of Northern Westchester Hospital, Northwell Health. Mr. Metzger served as President and Chief Executive Officer of Regado Biosciences, Inc., a former publicly traded biotechnology company, from 2013 to 2015 where he oversaw the company’s successful merger with Tobira Therapeutics, Inc. in 2015 and acted as an advisor to Tobira during its subsequent sale to Allergan in 2016. Previously, Mr. Metzger served as Executive Vice President and Chief Operating Officer at Mersana Therapeutics, a privately held biotechnology company developing novel antibody drug conjugate therapies for cancer, from 2011 to 2013 and in senior Business Development positions, including leading mergers and acquisitions at Forest Laboratories, Inc. from 2006 to 2011. Mr. Metzger served as Vice President, Corporate Development at Onconova Therapeutics, Inc., from 2001 until 2006, and was a Managing Director at MESA Partners, Inc., a venture capital firm, from 1997 to 2001. Mr. Metzger holds a B.A. from The George Washington University and an M.B.A. in Finance from the New York University Stern School of Business.

Mr. Metzger’s business and management experience in the biopharmaceutical industry were the primary qualifications that led the Board to conclude that he should serve on our Board.

David Parkinson, M.D. has served as a director since June 2017. Dr. Parkinson has served as President and Chief Executive Officer of ESSA Pharmaceuticals, Inc. (Nasdaq: EPIX), a pharmaceutical company focused on developing novel therapies for the treatment of prostate cancer, since 2016, and as a member of the board of directors of ESSA since 2015. Prior to joining ESSA, he was a Venture Partner at New Enterprise Associates, Inc. from 2012 to 2016, and in 2016 moved to the role of Venture Advisor. From 2007 until 2012, Dr. Parkinson served as President and Chief Executive Officer of Nodality, Inc., a biotechnology company focused on the biological characterization of signaling pathways in patients with malignancy; Senior Vice President, Oncology Research and Development at Biogen Idec, where he oversaw all oncology discovery research efforts and the development of the oncology pipeline; and Vice President, Oncology Development at Amgen and Vice President, Global Clinical Oncology Development at Novartis. Dr. Parkinson served as Chief of the Investigational Drug Branch and then as Acting Associate Director of the Cancer Therapy Evaluation Program (CTEP) at the National Cancer Institute. He is past Chairman of the U.S. Food and Drug Administration’s (FDA) Biologics Advisory Committee and past Member of the FDA Science Board, and he is a recipient of the FDA’s Cody Medal. He has previously served on the boards of Ambit, Tocagen and 3SBio Inc. Dr. Parkinson earned his M.D. from the University of Toronto. He completed his internship, Internal Medicine residency, and Hematology Fellowship at Royal Victoria Hospital at McGill University in Montreal, and a research fellowship at New England Medical Center at Tufts University.

Dr. Parkinson’s business and management experience in the biopharmaceutical and healthcare industry, his medical and drug development expertise, and his experience at the FDA and other global regulatory agencies were the primary qualifications that led the Board to conclude that he should serve on our Board.

Diane Parks, M.B.A. has served as a director since August 2021. She has more than 30 years of commercial experience in the pharmaceutical and biotechnology industries. From February 2016 to July 2018, she served as Senior Vice President, Head of U.S. Commercial at Kite Pharma, a biotechnology company (acquired by Gilead for $11.9 billion), where she led the launch and “go to market” strategic planning and execution for YESCARTA®, the first CAR-T therapy for relapsed or refractory large B-cell lymphoma. From October 2014 to October 2015, she served as Vice President, Head of Global Marketing at Pharmacyclics (acquired by AbbVie for $21 billion) where she oversaw the development and execution of all marketing strategies, as well as data insights to inform commercial decision-making, for IMBRUVICA® for the treatment of Waldenstrom’s macroglobulinemia and chronic lymphocytic leukemia. From 2007 to June 2014, she worked at Amgen where she led the nephrology and hospital sales teams and launched three products, including for colorectal cancer and idiopathic thrombocytopenia, in the academic hospital market. In a variety of roles at Genentech (acquired by Roche for $46.8 billion), including Senior Vice President, Specialty Biotherapeutics and Managed Care, she led sales, marketing, and other commercial operations activities and launched multiple products. Ms. Parks has served on the board of directors of Calliditas Therapeutics AB (Nasdaq: CALT), a biopharmaceutical company, since May 2019; Soligenix (Nasdaq: SNGX), a late-stage biopharmaceutical company, since July 2019; TriSalus Life Sciences Inc., an immuno-oncology company, since July 2019; Kura Oncology (Nasdaq: KURA), a clinical-stage biopharmaceutical company, since October 2019; Celularity Inc. (Nasdaq: CELU), a clinical-stage biotechnology company, since June 2022; and the Lymphoma Research Foundation. She holds a B.S. from Kansas State University and an M.B.A. from Georgia State University.

Ms. Parks’ experience on publicly traded biopharmaceutical company boards and her experience in marketing and sales in the biopharmaceutical industry were the primary qualifications that led the Board to conclude that she should serve on our Board.

Matthew D. Perry has served as a director since January 2016. Mr. Perry is the President of BVF Partners L.P. (“BVF Partners”) and portfolio manager for the underlying funds managed by the firm. BVF Partners is a private investment partnership that has focused on small-cap, value-oriented investment opportunities for more than 20 years. Mr. Perry joined BVF Partners in December 1996 and has been a successful lead investor in dozens of transactions and has positively influenced corporate direction for numerous biotechnology companies during the course of his career. In February 2017, Mr. Perry was appointed to the board of directors of Xoma Corporation (Nasdaq: ZOMA), a public company. Mr. Perry is also a co-founder and director of Nordic Biotech Advisors ApS, a venture capital firm based in Copenhagen, Denmark. He holds a B.S. from the Biology Department at the College of William and Mary.

Mr. Perry’s management consulting experience and his experience investing in biotechnology companies were the primary qualifications that led the Board to conclude that he should serve on our Board.

Reed V. Tuckson, M.D., F.A.C.P. has served as a director since September 2011. Dr. Tuckson has served as the Managing Director of Tuckson Health Connections, a private consulting company, since 2014. His previous career accomplishments include a long tenure as Executive Vice President and Chief of Medical Affairs for UnitedHealth Group; Senior Vice President, Professional Standards, for the American Medical Association; President of the Charles R. Drew University of Medicine and Science in Los Angeles; Senior Vice President for Programs of the March of Dimes Birth Defects Foundation; and Commissioner of Public Health for the District of Columbia. At the National Institutes of Health, Dr. Tuckson serves on the Clinical Center Research Hospital Board, and he is an elected Member of the National Academy of Medicine, where he is active on many committees. He currently serves on the board of directors of Adverum Biotechnologies (Nasdaq: ADVM), a biotechnology company; The Henry Schein Company (Nasdaq: HSIC), a health care products company; and Academy Health, among others. Dr. Tuckson previously served as a director of Acasti Pharma, Inc. (through 2017). Dr. Tuckson received his B.S. from Howard University and his M.D. from Georgetown University School of Medicine. He completed the Hospital of the University of Pennsylvania’s General Internal Medicine Residency and Fellowship Programs.

Dr. Tuckson’s experience as a healthcare executive and consultant across health and medical care sectors were the primary qualifications that led the Board to conclude that he should serve on our Board.

THE BOARD RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Qualifications

We believe that our Board as a whole should encompass a range of talent, skill, diversity, and expertise enabling it to provide sound guidance with respect to our operations and interests. In addition to considering a candidate’s background and accomplishments, candidates are reviewed in the context of the current composition of our Board and the evolving needs of our business. We use the same selection criteria regardless of whether the candidate has been recommended by a stockholder or identified by the Board.

The qualifications we consider in our director nominees include, but are not limited to: (i) a background that demonstrates an understanding of the business, financial affairs, and complexities of our business, as well as general healthcare, science, and technology matters, (ii) fundamental qualities such as intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness, and responsibility, (iii) a genuine interest in our business and recognition that each director is accountable to all stockholders, (iv) a willingness to invest significant time in reviewing detailed and technical background information in preparation for Board meetings, (v) experience in a senior position in a complex organization, (vi) no legal impediment that would interfere with the duty of loyalty to us and our stockholders, (vii) the ability and willingness to spend the time required to function effectively as a director in our industry, which requires ad hoc Board and committee meetings, (viii) be compatible and able to work well with the other directors, management, and legal counsel and (ix) possesses independent opinions and a willingness to state them in a constructive manner. Each of the nominees for election as a director at the Annual Meeting holds or has held senior executive positions in, and/or has experience serving on the boards of directors and board committees of, large, complex organizations and has operating experience that meets this objective. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management, and leadership development.

The nominating and governance committee also believes that each of the nominees and current directors has other key attributes that are important to an effective board: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of origin, background, experience, and thought; and the commitment to devote significant time and energy to service on the Board and its committees.

The nominating and governance committee endeavors to create a board with the appropriate mix of experience and skills that aligns with the company’s business needs and strategic focus. The nominating and governance committee seeks a broad range of perspectives and considers both the personal characteristics (gender, ethnicity, and age) and experience (industry, profession, and public service) of directors and prospective nominees to the Board. In addition, as part of the nominating and governance committee’s goal of building a diverse board, the committee is committed to actively seeking out highly qualified women and minority candidates to include in the pool from which Board nominees are chosen. The nominating and governance committee assesses its effectiveness in this regard in connection with its periodic assessment of the Board’s composition.

All of the director nominees named in this proxy statement satisfied the Board’s criteria for membership and were recommended to the Board by the nominating and governance committee for election by stockholders at the Annual Meeting.

Board Diversity

In accordance with the Nasdaq listing rules (the “Nasdaq Rules”), we are disclosing aggregated statistical information about our Board’s self-identified gender, ethnic and racial characteristics and LGBTQ+ status as voluntarily confirmed to us by each of our directors.

Board Diversity Matrix (as of April 28, 2023)
	Female	Male	Non-Binary	Did Not Disclose Gender
Total Number of Directors: 7	1	5	—	1
Number of Directors who Identify in Any of the Categories Below:
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	4	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	1
Did Not Disclose Demographic Background	1

Director Independence

Our policy is that a majority of our directors must qualify as “independent” under the Nasdaq Rules. Our Board and the nominating and governance committee assess and determine the independence of acting directors and director nominees. We solicit relevant information from directors and director nominees via a questionnaire, which covers material relationships, compensatory arrangements, employment, and any affiliation with us. Our Board considers all relevant issues, including consideration of any transactions, relationships, or arrangements that are not required to be disclosed under Item 404(a) of Regulation S-K, prior to making a determination with respect to the independence of each director. With respect to the independence of Mr. Perry, the Board considered Mr. Perry’s position as President of BVF Partners, our largest stockholder, which is discussed under “Certain Transactions with Related Persons.” In 2022, there were no transactions, relationships, or arrangements not disclosed as related person transactions that were considered by our Board in determining that the applicable independence standards were met by each of the directors.

Based on the review described above, our Board affirmatively determined that:

•	Six of our seven directors are independent, including: Drs. Fischer, Parkinson and Tuckson, Ms. Parks, and Messrs. Metzger and Perry.

•	Dr. Craig is not independent by virtue of his position as our President, Chief Executive Officer, and Interim Chief Medical Officer.

Leadership Structure

Our Board has a formal policy that the positions of Chief Executive Officer and Chairman of the Board shall be held by separate individuals. Dr. Fischer, an independent director, has served as the Chairman of the Board since September 2017. Our independent directors have the opportunity to meet regularly in executive sessions. The Board believes that this structure is appropriate for the Company and its stockholders because it facilitates a greater role for the independent directors in our oversight and active participation of the independent directors in setting agendas and establishing the Board’s priorities and procedures. Further, this structure permits the Chief

Executive Officer to focus on the management of our day-to-day operations, while the Chairman of the Board focuses on managing Board operations; presiding at all meetings of the Board at which he is present; calling and supervising preparation of the agenda for and presiding over separate sessions of the independent directors; acting as a liaison between the independent directors and our management; and performing such other powers and duties as may from time to time be assigned to him by the Board or as may be prescribed by our bylaws.

Meeting Attendance

Our Board held seven meetings during the year ended December 31, 2022. All directors who served during 2022 attended at least 75% of the total number of meetings of the Board and of all committees of the Board during the period in which he or she was on the Board or committee. Independent directors meet in regularly-scheduled sessions without management. Our policy is to encourage attendance at the Annual Meeting. Three of our directors in office at the time of our 2022 annual meeting of stockholders attended such meeting.

Board Committees

Our Board has a separately designated standing audit committee, a compensation committee, and nominating and governance committee, each of which has the composition and responsibilities described below. The Board has determined that all of the members of these committees are independent within the meaning of the Nasdaq Rules and satisfy the additional heightened independence standards for committee members (to the extent applicable) under Nasdaq Rules and the rules and regulations of the SEC. Members serve on these committees until their resignation or until otherwise determined by our Board. Each of these committees has a written charter, which is available on our website at investors.ctibiopharma.com.

Audit Committee

The audit committee has responsibility for assisting the Board in, among other things, overseeing our accounting and financial reporting processes and audits of our financial statements. The audit committee assists the Board in oversight and monitoring of (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) the qualifications, independence and performance of the independent registered public accounting firm; and (iv) our internal controls over financial reporting and systems of disclosure controls and procedures.

The audit committee held five meetings during the year ended December 31, 2022. The audit committee currently consists of three independent directors: Mr. Metzger (Chairperson) and Drs. Fischer and Tuckson. The Board has determined that Mr. Metzger qualifies as an “audit committee financial expert” as defined under the rules and regulations of the SEC and that he has accounting and related financial management expertise within the meaning of the Nasdaq Rules.

Compensation Committee

The compensation committee has responsibility for assisting the Board in, among other things, (i) overseeing the compensation of our Chief Executive Officer, all other officers with the title of Executive Vice President and above and any other employee to the extent required under applicable law or Nasdaq Rules; (ii) overseeing our overall compensation and benefit structure, policies, and programs; and (iii) administering our equity compensation plans.

The compensation committee charter authorizes the compensation committee to delegate any of its responsibilities to a subcommittee as and when it deems appropriate, solely to the extent permitted by applicable law and the Nasdaq Rules.

The compensation committee held four meetings during the year ended December 31, 2022. The compensation committee currently consists of four independent directors: Dr. David Parkinson (Chairperson), Dr. Fischer, and Messrs. Perry and Metzger.

Nominating and Governance Committee

The nominating and governance committee has responsibility for assisting the Board in, among other things, (i) overseeing the Company’s corporate governance practices; (ii) reviewing with the Board the desired director qualifications, expertise, characteristics, and other factors for potential consideration, which review includes consideration of diversity, skills, and experience; and (iii) conducting searches for potential directors with corresponding attributes and evaluating and proposing nominees for election to the Board.

The nominating and governance committee is responsible for recommending director nominees to the Board for its consideration, while the Board is ultimately responsible for determining the director slate for election by stockholders and for filling any vacancies on the Board in accordance with the bylaws. All of the director nominees named in this proxy statement satisfied the Board’s criteria for membership and were recommended to the Board by the nominating and governance committee for election by stockholders at the Annual Meeting.

The nominating and governance committee held two meetings during the year ended December 31, 2022. The nominating and governance committee currently consists of three independent directors: Dr. Tuckson (Chairperson), Ms. Parks and Dr. Fischer.

Annual Board and Committee Performance Evaluations

The nominating and governance committee is responsible for developing policies and procedures for the Board’s performance evaluation process and for overseeing such policies and procedures. The nominating and governance committee’s current practice is to conduct a performance evaluation of the Board and each of its committees on an annual basis.

Risk Oversight

Companies face a variety of risks, including strategic risk, financial risk, credit risk, liquidity risk, and operational risk. Our Board believes an effective risk management system helps to (i) timely identify the material risks that we face, (ii) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant committee, (iii) implement appropriate and responsive risk management strategies consistent with our risk profile, and (iv) integrate risk management into our decision-making processes.

Our Board takes the lead in overseeing risk management, and the audit committee makes periodic reports to the Board regarding briefings provided by management and advisers, as well as the audit committee’s own analysis and conclusions regarding the adequacy of our risk management processes. Material risks are identified and prioritized by management, and each prioritized risk is referred to a committee or the full Board for oversight. For example, management refers strategic risks to the full Board, while financial risks are referred to the audit committee. Our Board regularly reviews information regarding our credit, liquidity, and operations, as well as the risks associated with each, and annually reviews our risk management program as a whole. Also, the compensation committee reviews our compensation programs to confirm that they do not encourage excessive risk-taking. In addition to the formal compliance program, the Board encourages management to promote a corporate culture that incorporates risk management into our corporate strategy and day-to-day business operations.

Our Board believes that the processes it has established for overseeing risk would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of leadership structure as described under “Leadership Structure” above.

Code of Ethics

We have adopted a code of ethics for our senior executive and financial officers (including our principal executive officer and principal financial officer), as well as a code of business conduct and ethics applicable to all officers, directors, and employees.

Both codes of ethics are available on our website at investors.ctibiopharma.com. Stockholders may request a free copy of the codes of ethics by contacting us at (206) 282-7100 or at CTI BioPharma Corp., Attention: Investor Relations, 3101 Western Avenue, Suite 800, Seattle, Washington 98121. Any amendments to, or waivers from, our code of ethics for our directors and executive officers will be posted on our website at investors.ctibiopharma.com to the extent required by applicable SEC and Nasdaq rules.

Communicating Concerns to Directors

Stockholders who wish to communicate with our directors to report complaints or concerns related to accounting, internal accounting controls or auditing may do so using the audit committee procedures for the receipt of such communication. The procedures allow submitting the complaint or concern either online or telephonically, with a more detailed description of the procedures set forth in our Whistleblower Policy, which is contained in our Code of Business Conduct and Ethics available on our website at investors.ctibiopharma.com.

Stockholders and other interested parties may communicate with the Board and the Chairman on other matters by writing to Dr. Fischer, c/o CTI BioPharma Corp., Legal Department, 3101 Western Avenue, Suite 800, Seattle, Washington 98121. The Legal Department will review any such communications to ensure they are appropriate to forward to Dr. Fischer. Items that are unrelated to the duties and responsibilities of the Board such as mass mailings, junk mail, personal employee complaints not related to accounting, internal controls, auditing or officer conduct (which are reviewed and forwarded by the Legal Department), inquiries regarding clinical trials or our operations generally, job inquiries, surveys, business solicitations, or advertisements will not be forwarded to Dr. Fischer. In addition, material that is threatening or similarly unsuitable will not be forwarded to Dr. Fischer. Any communication that is relevant to the conduct of our business and is not forwarded will be retained for one year and made available to Dr. Fischer and any other independent director upon request. The independent directors have granted the Legal Department discretion to decide what correspondence shall be forwarded to Dr. Fischer and what shall be shared with our management, with specific instructions that any personal employee complaints of the nature addressed under our Whistleblower Policy be forwarded as set forth therein. If items are forwarded to Dr. Fischer, he will decide in his own discretion whether to circulate them to other members of the Board.

Non-Employee Director Compensation Table - 2022

The following table presents information regarding the compensation earned for 2022 by members of our Board who are not also our employees. The compensation paid to Dr. Craig for his services as an employee in 2022 is presented in the “Summary Compensation Table – 2021 and 2022” and the related explanatory tables and narrative. Dr. Craig is not entitled to receive additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(3)		All Other Compensation ($)	Total ($)
Laurent Fischer, M.D.	100,500	251,616		—	352,116
Michael A. Metzger	79,000	251,616		—	330,616
David Parkinson, M.D.	66,000	251,616		—	317,616
Diane Parks	49,500	251,616		—	301,116
Matthew D. Perry	52,000	251,616	(4)	—	303,616
Reed V. Tuckson, M.D., F.A.C.P.	67,500	251,616		—	319,116

(1)

The amounts reported in the “Fees Earned or Paid in Cash” column reflect the amounts earned with respect to fiscal year 2022 for the director’s retainer and fees for chairing and/or serving on applicable Board committees.

(2)

The amounts reported in the “Option Awards” column of the table above reflect the grant date fair value determined in accordance with FASB ASC Topic 718 of the option awards granted to our non-employee directors during fiscal year 2022. These amounts do not necessarily correspond to the actual cash value that will be recognized by the directors pursuant to the awards. For a discussion of the assumptions and methodologies used to calculate the amounts reported, please see the discussion of equity awards contained in Note 11 (Equity-Based Compensation) to our Consolidated Financial Statements for the fiscal year ended December 31, 2022, included in our Annual Report on Form 10-K filed with the SEC on March 6, 2023. On March 9, 2022, each of our non-employee directors then in office was granted an annual award of 80,000 stock options with a per-share exercise price of $4.49, the closing price of our common shares as reported by Nasdaq on the date of the grant.
(3)

The following table presents the number of outstanding and unexercised option awards and the number of shares subject to unvested stock awards held by each of our non-employee directors as of December 31, 2022.

Director	Number of Shares Subject to Outstanding Options as of December 31, 2022	Number of Unvested Restricted Shares/ Units as of December 31, 2022
Laurent Fischer, M.D.	516,000	—
Michael A. Metzger	333,000	—
David Parkinson, M.D.	516,000	—
Diane Parks	200,000	—
Matthew D. Perry	390,000	—
Reed V. Tuckson, M.D., F.A.C.P.	536,000	—

(4)	Mr. Perry is a member of BVF Partners and is obligated to transfer the economic benefit, if any, received upon the sale of the shares issuable upon exercise of the award to BVF.

In accordance with the Director Compensation Policy, non-employee director option grants and restricted stock awards, to the extent then outstanding and unvested, become fully vested in the event of a change in control (as such term is defined in the equity incentive plan or award agreement applicable to that grant) that occurs while such non-employee director is a member of the Board.

Non-Employee Director Compensation Overview

Equity Grants

Under our Director Compensation Policy, as amended effective March 10, 2021, our non-employee directors are entitled to the following equity awards: (i) any new non-employee director will receive a stock option for 120,000 shares in connection with joining the Board, which vests ratably over 36 months beginning on the grant date, and (ii) in connection with each annual meeting of stockholders, each continuing non-employee director will be entitled to receive a stock option for 80,000 shares, which vests on the date that is 12 months after the date of grant of the award or, if earlier, immediately prior to the first annual meeting of stockholders at which one or more members of the Board are to be elected and that occurs in the calendar year after the calendar year in which the award was granted. Each option has an exercise price that is not less than the closing price of our common stock on the date of grant of the award. Each option has a maximum term of ten years (subject to earlier termination as provided in the applicable option agreement) and is subject to accelerated vesting in connection with a change in control as noted above.

As provided in the Amended and Restated 2017 Equity Incentive Plan (the “2017 Plan”), the maximum grant date fair value for awards granted to a non-employee director under the 2017 Plan during any one calendar year is $375,000, except that this limit is $475,000 as to a non-employee director who is serving as the Chairman of the Board at the time the applicable grant is made.

Cash Compensation

Under the Director Compensation Policy, non-employee directors are also entitled to cash compensation in the form of annual retainers for service on the Board and additional annual retainers for serving on and chairing certain committees. Non-employee directors who both serve on and chair a committee are entitled to both the retainer for service as a member of that committee as well as the additional retainer for service as the chairperson of that committee. The table below sets forth the amount of the Board and committee retainers in effect for 2022.

Annual Cash Retainer ($)
Board Member, other than Chairman of the Board	45,000
Chairman of the Board	80,000
Audit Committee Chairperson	18,000
Audit Committee Member	9,000
Compensation Committee Chairperson	14,000
Compensation Committee Member	7,000
Nominating and Governance Committee Chairperson	9,000
Nominating and Governance Committee Member	4,500

All non-employee directors are also reimbursed for their reasonable expenses incurred in attending Board meetings and committee meetings, as well as for other Board-related travel expenses.

Board Discussion of Non-Employee Director Compensation Philosophy

Our Board’s non-employee director compensation philosophy is that our compensation arrangements for our directors should reasonably compensate the non-employee directors for their services and should further align the interests of the non-employee directors with the interests of our stockholders. Consistent with that philosophy, the Board has structured the cash and equity award components of the Director Compensation Policy to provide a total compensation opportunity for the non-employee directors that the Board believes is reasonable and consistent with peer company practices. The equity component aligns the interests of non-employee directors with the interests of our stockholders and the cash component provides a fixed level of compensation for service on our Board that is not dependent upon stock price. The Board believes that differences in compensation levels under the Director Compensation Policy for the Chairman of the Board, and for non-employee directors serving on particular committees or as the chairperson of a Board committee, are appropriate based on the Board’s assessment of the extent of additional services currently required of the non-employee directors that hold those positions and consistent with peer company practices.

The compensation committee retained Radford as an independent compensation consultant in 2022 to perform a comprehensive review of our Director Compensation Policy and to advise the Board as to our compensation program for, and material decisions regarding the compensation of, its non-employee directors.

PROPOSAL 2:

RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Summary

Ernst & Young LLP served as our independent registered public accounting firm for the completion of our audit for the year ended December 31, 2022. The audit committee has selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023, and our Board has further directed that we submit this selection for ratification by the stockholders at the Annual Meeting.

Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, will have an opportunity to make a statement if they so desire at the Annual Meeting and are expected to be available to respond to appropriate stockholder questions.

Although ratification is not required by our bylaws or otherwise, we are submitting the selection to our stockholders for ratification as a matter of good corporate practice and because we value our stockholders’ views. If stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee feels that such a change would be in our and our stockholders’ best interests.

Independent Registered Public Accounting Firm’s Fees and Services

The table below provides the audit fees billed and expected to be billed by Ernst & Young LLP for the indicated fiscal years and the fees billed by Ernst & Young LLP for all other services rendered during the indicated fiscal years. All services associated with such fees were pre-approved by the audit committee in accordance with the “Pre-Approval Policy” described below.

Services Rendered	2022	2021
Audit Fees(1)	$1,115,000	$928,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	$2,000	$2,000

(1)

Audit Fees. This category includes fees for professional services provided in conjunction with the audit of our financial statements and with the audit of management’s assessment of internal control over financial reporting and the effectiveness of internal control over financial reporting, review of our quarterly financial statements, assistance and review of documents filed with the SEC, consents and comfort letters and attestation services provided in connection with statutory and other regulatory filings and engagements.

(2)

Audit-Related Fees. This category includes fees for assurance and related professional services associated with due diligence related to mergers and acquisitions, consultation on accounting standards or transactions, consultation on internal control reviews and assistance with internal control reporting requirements, services related to the audit of employee benefit plans, and other attestation services not required by statute or regulation.

(3)	Tax Fees. This category includes fees for professional services provided related to tax compliance, tax planning, and tax advice.
(4)	Other Fees. This category includes fees for an accounting-related research software subscription.

Pre-Approval Policy

Pursuant to the charter for the audit committee, the audit committee pre-approves all auditing services and permissible non-audit services to be performed by our independent registered public accounting firm and the associated fees. The audit committee can delegate this responsibility to one or more of its members, provided that such pre-approval decision is presented to the full audit committee at its next scheduled meeting.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE

The audit committee reviews and monitors the financial reporting process of CTI BioPharma Corp. (the “Company”) on behalf of the board of directors and reviews the Company’s system of internal controls. We act only in an oversight capacity, however, and it is management that has the primary responsibility for the financial statements, establishing and maintaining adequate internal controls, and the reporting process. Ernst & Young LLP is responsible for expressing opinions on the conformity of the Company’s financial statements with generally accepted accounting principles, on management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and on the effectiveness of the Company’s internal control over financial reporting.

As more fully described in our charter, the purpose of the audit committee is to assist the board of directors in its oversight and monitoring of the Company’s financial statements, internal controls, and audit matters. We meet each quarter with Ernst & Young LLP and management to review the Company’s interim financial results before the publication of the Company’s quarterly reports. Management’s and Ernst & Young LLP’s presentations to and discussions with the audit committee cover various topics and events that may have significant financial impact and/or are the subject of discussions between management and the independent registered public accounting firm. In accordance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), we are directly responsible for the appointment, compensation, retention, oversight and, when appropriate, replacement of our independent registered public accounting firm, including the audit fee negotiations associated with the retention of the firm. We also lead the selection of the lead audit partner, working with Ernst & Young LLP with input from management.

In accordance with existing audit committee policy and the requirements of the Sarbanes-Oxley Act, all services to be provided by Ernst & Young LLP are subject to pre-approval by the audit committee or one of its members to whom such authority may from time to time be delegated. Such pre-approval relates to a particular category or group of services and is subject to a specific budget. The Sarbanes-Oxley Act prohibits an issuer from obtaining certain non-audit services from its auditing firm so as to avoid potential conflicts of interest.

In addition, we recommend the ratification of the appointment of the independent registered public accounting firm and review their proposed audit scope, approach and independence. Ernst & Young LLP has served as our independent registered public accounting firm since 2018. In determining whether to reappoint Ernst & Young LLP, we took into consideration a number of factors, including the length of time the firm has been engaged and the knowledge the firm has of our operations, accounting policies and practices and internal control over financial reporting, the quality of our ongoing discussions with Ernst & Young LLP, and an assessment of the professional qualifications and past performance of the lead audit partner and Ernst & Young LLP. In order to assure continuing auditor independence, we also periodically consider whether there should be a regular rotation of our independent registered public accounting firm. We discussed with Ernst & Young LLP other matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, we have received from, and discussed with, Ernst & Young LLP their annual written report on their independence from us and our management, as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and discussed with the auditor whether the provision of any non-audit services provided to the Company by them were compatible with the auditor’s independence. Following this evaluation, we concluded that the selection of Ernst & Young LLP as the independent registered public accounting firm is in the best interest of the Company and its stockholders.

We are not professional accountants or auditors and our duties are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm. It is not the audit committee’s duty to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Consequently, the audit committee is not providing any professional certification as to the work of the independent registered public accounting firm or any expert assurance as to the financial statements.

We have reviewed and discussed the Company’s audited financial statements with management and Ernst & Young LLP. Management has represented to the audit committee that the financial statements were prepared in accordance with generally accepted accounting principles.

Based upon the review and discussions described in this report, we recommended to the board of directors that the audited consolidated financial statements be included in the 2022 Annual Report for filing with the SEC.

Respectfully submitted by the audit committee:

Michael A. Metzger, Chairman

Laurent Fischer, M.D.

Reed V. Tuckson, M.D., F.A.C.P.

PROPOSAL 3:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders with the opportunity to cast a non-binding advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this proxy statement (including in the compensation tables and narratives accompanying those tables). As a smaller reporting company, we are electing to comply with scaled back disclosure requirements applicable to smaller reporting companies pursuant to SEC rules.

As described more fully under “Executive Compensation,” the objectives of our executive compensation program are to allow us to recruit and retain the most qualified personnel, to create a direct relationship between executive compensation and performance and to create proper incentives to enhance our value and reward superior performance.

In furtherance of these objectives, our executive compensation program includes a number of features intended to reflect best practices in the market and promote alignment with stockholder interests by directly linking the compensation we pay our executives to our performance. These features are described in more detail under “Executive Compensation” and include the following:

•

We generally structure the total annual compensation opportunity for each of our named executive officers so that the greatest emphasis is on “at-risk” pay (annual cash incentive compensation opportunity and grant of equity incentive compensation), with the greatest portion of “at-risk” pay generally being in the form of stock options with a value directly dependent on stock price appreciation.

•

Executives’ bonuses under our annual incentive program are determined by our compensation committee based on our achievement of operational goals established in advance by the Board or compensation committee (with executives other than Dr. Craig potentially being subject to a limited individual performance component).

•

We make equity award grants to our named executive officers in the form of stock options, which we believe further align executives’ interests with those of stockholders (as stock options will have value only if our stock price increases after the grant date) and also provide an additional retention incentive as the options generally vest over a multi-year period.

•	We generally do not provide material perquisites to our named executive officers.

•

We have adopted a Stock Ownership Policy and a Policy Regarding the Recoupment of Certain Compensation Payments (compensation “clawback” policy), as well as revisions to our Insider Trading Policy to prohibit certain hedging and pledging transactions in our securities by our directors and officers, all as discussed in more detail below.

•

Our named executive officers are not entitled to gross-up payments for any “parachute payment” taxes under Sections 280G and 4999 of the Internal Revenue Code, nor are they entitled to any severance or other benefits that are triggered solely by the occurrence of a change in control.

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the related rules of the SEC, our Board requests your advisory vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

This vote is an advisory vote only and is not binding on us, our Board or the compensation committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Board or the compensation committee. However, the compensation committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Our current policy is to provide stockholders with an opportunity to approve the compensation of our named executive officers every year at the annual meeting of stockholders. It is expected that the next such vote will be held at the 2024 annual meeting of stockholders.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4:

ADVISORY VOTE TO DETERMINE THE FREQUENCY OF HOLDING FUTURE

ADVISORY VOTES ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are providing our stockholders with the opportunity to cast a non-binding advisory vote on the frequency of future advisory votes on executive compensation. Stockholders may specify whether they prefer such votes to occur every one year, two years, or three years, or they may abstain from voting. Stockholders are not voting to approve the Board’s recommendation.

The Company currently believes that advisory votes on executive compensation should be conducted every year, which is the frequency that received the highest support from stockholders the last time we held this vote in 2017. We believe this provides stockholders a regular opportunity to evaluate the effectiveness of our executive compensation program in relation to the Company’s business results and helps to facilitate our engagement with stockholders.

This proposal is advisory and will not be binding on the Company, the Board, or the compensation committee. Although non-binding, the Board and the compensation committee will carefully review the voting results, and expect to be guided by the alternative that receives the greatest number of votes, even if that alternative does not receive a majority vote. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on executive compensation on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to the Company’s executive compensation program.

THE BOARD RECOMMENDS A VOTE TO HOLD FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY “ONE YEAR.”

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our executive officers as of April 28, 2023:

Name	Age	Position

Adam R. Craig, M.D., Ph.D.	57	President, Chief Executive Officer, and Interim Chief Medical Officer
David H. Kirske	69	Executive Vice President, Chief Financial Officer and Secretary
James K. Fong	61	Executive Vice President, Chief Commercial Officer

For biographical information concerning Dr. Craig, who is one of our directors as well as one of our executive officers, please see the section of this proxy statement titled “Proposal 1: Election of Directors.”

David H. Kirske assumed his role as our Executive Vice President, Chief Financial Officer in September 2017. He previously served as our Principal Financial and Accounting Officer since August 2017. Prior to his appointment, Mr. Kirske had been an independent chief financial officer (CFO) consultant since January 2013. He is a finance, accounting and investor relations leader for public and emerging growth private companies primarily in the biotechnology industry, as well as in technology and manufacturing. His financial management experience includes overseeing finance, accounting, operations and capitalization in debt and equity. Prior to CTI BioPharma, Mr. Kirske served as Vice President and Chief Financial Officer of Helix BioMedix where he managed all financial and administrative activities. Previously, he was the Treasurer and Corporate Controller for F-5 Networks and Redhook Brewery, where he managed corporate and international entities and was part of the management teams that led and executed each company’s successful initial public offering. Earlier, he held a controllership position at Cray Computer. Mr. Kirske holds a B.A. in Business Administration from the University of Puget Sound.

James K. Fong assumed his role as our Chief Commercial Officer in February 2022, and assumed his role as our Executive Vice President in October 2022. He previously served as our Senior Vice President, Commercial Operations from November 2020 to February 2022, and as Senior Vice President, Global Operations and E.U. General Manager from February 2017 to November 2020. Mr. Fong is an experienced global commercial operations leader. At CTI BioPharma, he has led the launch and commercialization efforts for VONJO® (pacritinib). Previously at CTI BioPharma, from December 2007 to August 2012, he led the U.S. commercialization efforts for ZEVALIN® (acquired by Spectrum Pharmaceuticals) and pre-launch activities for PIXUVRI® (acquired by Servier), for which he also led the commercialization and launch in the E.U. Prior to CTI BioPharma, Mr. Fong was National Sales Director at CV Therapeutics, where he led a 250-person sales team in the successful launch of RANEXA® and also held the positions of Director of Marketing, Sales Operations and Training. Prior to CV Therapeutics, he held roles of increasing responsibility at Daiichi Sankyo and Pharmacia Upjohn, primarily focused on sales leadership and market access across the therapeutic areas of oncology, metabolic and cardiovascular. He received his B.A. in Psychology from the University of California, Los Angeles (UCLA).

EXECUTIVE COMPENSATION

Executive Summary

This section describes the 2022 compensation we paid to the named executive officers who are listed in the “Summary Compensation Table – 2021 and 2022” below.

Compensation Philosophy and Structure; Emphasis on Pay-for-Performance

We believe that compensation of our named executive officers should encourage creation of stockholder value and achievement of strategic corporate objectives. Our intent is to align the interests of our stockholders and management by integrating compensation with our short-term and long-term corporate strategic and financial objectives. In order to attract and retain the most qualified personnel, we offer a total compensation package that we believe is competitive with those offered by similar companies in the pharmaceutical industries, taking into account relative company size, performance and, to a limited degree, geographic location as well as individual responsibilities and performance.

Our executive compensation program emphasizes “pay for performance” by aligning the compensation of our named executive officers with stockholders’ interests. To create this alignment, a significant portion of compensation is “at risk.” In this proxy statement, we refer to compensation as being “at risk” if it is subject to performance-based vesting criteria and/or time-based vesting criteria (whereby the awards will generally be forfeited unless the executive remains employed by us for the designated period of time), and/or the value of the award is based on our stock price. In general, the portion of compensation guaranteed and not at risk for any fiscal year represents only a fraction of the total target compensation.

Approximately 86% of Dr. Craig’s target total direct compensation for 2022 is “at-risk” as described above. For these purposes, “target total direct compensation” refers to Dr. Craig’s base salary, target bonus opportunity, and equity-based awards granted during the fiscal year (valued using the grant date fair value of the award as determined for accounting purposes).

2022 Named Executive Officer Pay Mix

The primary elements of our executive compensation program include base salaries, annual cash incentives, and equity incentives.

Consistent with our performance-based compensation philosophy, we generally balance the total annual compensation opportunity for each of our named executive officers so that the greatest emphasis is on “at-risk” pay (annual cash incentive compensation opportunity and grant of equity incentive compensation), with the greatest portion of “at-risk” pay generally being in the form of equity incentive compensation that has a value derived from our stock price and also has either a significant performance-based vesting component or a realizable value directly dependent on stock price appreciation.

Compensation Process; Compensation Consultant

Our compensation committee generally does not set compensation levels benchmarked relative to any specific level or percentile against any peer group data. In general, the compensation committee’s executive compensation determinations are subjective and the result of the compensation committee’s business judgment, which is informed by the experiences of the members of the compensation committee, and the analysis and input from executive compensation consultants it retains from time to time, as well as the compensation committee’s assessment of overall compensation trends and trends specific to our industry.

Differences in compensation levels for our named executive officers are driven by the compensation committee’s assessment, in its judgment, of each executive’s overall responsibilities and contributions, experience and performance history and/or potential for future responsibility and promotion and awareness of compensation differentials for similar positions based on the compensation committee’s business experience and input from Radford, the compensation committee’s compensation consultant, based on its competitive compensation analysis. The compensation committee also considers the recommendations of our Chief Executive Officer with respect to the compensation for each executive other than himself. Our compensation committee does not assign a specific weight to these factors and none of these factors by itself will compel a particular compensation decision. The compensation committee has final authority to determine the compensation of our named executive officers.

The compensation committee also has sole authority to hire, retain, and terminate the services of an independent compensation consultant to assist in its decision-making process. In 2022, the compensation committee engaged Radford to provide consulting services with regard to the compensation of our executive officers and directors and to perform a comprehensive review of our compensation arrangements for our executive officers and directors. Other than its engagement by the compensation committee, Radford provides no other services to us or any of our subsidiaries. The compensation committee has assessed the independence of Radford and concluded that its engagement of Radford does not raise any conflict of interest with us or any of our directors or executive officers.

For 2022 compensation decisions, the compensation committee, with input from Radford, determined that the peer group of companies used to assess our executive compensation program should consist primarily of drug development and pharmaceutical companies that, at the time the compensation committee considered the peer group, generally had a market capitalization between $100 million and $750 million and fewer than 250 full-time employees.

Base Salaries

The compensation committee establishes base salary levels for the named executive officers in its judgment, taking into account its general assessment of each executive’s overall responsibilities and contributions and the executive’s performance history and/or potential for future responsibility and promotion. In February 2022, in connection with Mr. Fong’s promotion to Senior Vice President and Chief Commercial Officer, the compensation committee set Mr. Fong’s base salary at $410,000. In March 2022, the compensation committee made a market-competitive increase to the base salaries for Dr. Craig and Messrs. Kirske and Seeley in the amount of 4% for Dr. Craig, 7.6% for Mr. Kirske, and 10% for Mr. Seeley, following its review of data provided by Radford for comparable positions with the peer companies identified above, as well as their responsibilities and tenure with us. As a result, effective March 1, 2022, the base salaries were $662,000, $411,600, and $500,500 for each of Dr. Craig, Messrs. Kirske and Seeley, respectively, and remained at $410,000 for Mr. Fong. In connection with Mr. Fong’s promotion to Executive Vice President in October 2022, Mr. Fong’s base salary was increased by an additional $10,000, for a base salary of $420,000.

The 2022 annual base salary amounts paid to our named executive officers are set forth in the “Summary Compensation Table – 2021 and 2022” below.

Annual Cash Incentive Compensation

Composition of the Award

Annual cash incentives for our named executive officers are designed to reward performance for achieving key corporate goals that we believe will help to increase stockholder value. In general, the annual incentive awards for the named executive officers are subject to achievement of performance objectives established by the compensation committee for the fiscal year and, for executives other than Dr. Craig, an evaluation by the compensation committee of the contributions made by an individual executive during the course of the year. Although we have adopted the framework for our annual incentive program described below, the compensation committee retains discretion under the program to take into account developments in our business and changes in our strategic priorities that occur during the year in determining the amounts to be awarded to our executives.

Size of the Award Opportunity

Dr. Craig’s and Messrs. Kirske’s and Seeley’s target annual bonuses of 60%, 40% and 40%, respectively, of their base salary earned during the year remained unchanged for 2022. Mr. Fong’s target annual bonus was increased from 30% to 40% on March 1, 2022. The determination of these target bonus levels was inherently subjective, based on the compensation committee’s judgment, taking into account its general assessment of each executive’s overall responsibilities and contributions and the executive’s performance history and/or potential for future responsibility and promotion, the compensation committee’s assessment of the potential value of the award and its judgment as to the reasonableness of the compensation opportunities provided for the executive’s particular position. The compensation committee believes that each named executive officer’s bonus opportunities were appropriate, taking into account the performance that would be required to earn these amounts.

Cash Incentive Performance Objectives

The compensation committee approved key developmental and strategic milestones as the performance metrics under the 2022 annual incentive plan. Based on the performance results for each component, the compensation committee determined that Dr. Craig and Messrs. Fong and Kirske would each be awarded 105% of his target bonus under the plan for 2022. The actual amounts paid to each named executive officer are set forth in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table – 2021 and 2022.” In connection with his termination, Mr. Seeley was not eligible for an annual cash incentive award.

Equity Incentive Compensation

The compensation committee awards equity incentive compensation to our executive officers to further align their interests with those of our stockholders, to provide a retention incentive over the applicable vesting period, and, in the case of equity awards with performance-based vesting requirements, to provide additional incentives to our executive officers to achieve specified corporate goals and strategic objectives. Our current practice is to grant equity awards to our executives in the form of stock options. Because stock options have value only if the price of our shares increases over the vesting period of the option, we believe these awards are performance-based, further link executives’ interests to those of our stockholders, and are consistent with common equity award grant practices for the peer companies.

2022 Equity Grants

In March 2022, the compensation committee approved annual stock options to Dr. Craig, Mr. Kirske, and Mr. Seeley. The material terms of these grants are described in the “Outstanding Equity Awards at Fiscal 2022 Year-End” table. The compensation committee determined that these grants were appropriate to provide competitive compensation and additional retention incentives to these executives and other employees. Mr. Fong received 210,000 stock options in September 2021 and thus did not receive any additional equity grants in 2022.

The levels for the equity awards we grant to our named executive officers are inherently subjective, based on the compensation committee’s judgment, taking into account its general assessment of each executive’s overall responsibilities and contributions and the executive’s performance history and/or potential for future responsibility and promotion, the compensation committee’s assessment of the potential value of the award and its judgment as to the reasonableness of the compensation opportunities provided for the executive’s particular position. The compensation committee believes that each named executive officer’s level of equity awards granted for 2022 was appropriate taking into account the applicable vesting requirements and the incentives created by the awards.

Perquisites and Other Benefits

We maintain executive health programs for the benefit of the named executive officers, and these executives are also entitled to participate in our benefit programs that are available to all of our employees, including our 401(k) and employee stock purchase plan. We generally do not provide material perquisites to our executives.

No Tax Gross-Ups for “Parachute Payments”

Our executive compensation agreements do not provide any executive a right to be reimbursed for any excise taxes imposed on his termination benefits and any other payments under Sections 280G and 4999 of the Internal Revenue Code (generally referred to as “parachute payments”).

Compensation Clawback Policy

We have implemented a Policy Regarding the Recoupment of Certain Compensation Payments (a compensation “clawback” policy) under which we may require reimbursement or cancellation of any cash bonus or incentive payment to an officer or employee where the amount of any such cash payment was determined based on the achievement of financial results that were subsequently the subject of an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws and a lesser payment would have been made to the individual based upon the restated financial results.

Anti-Hedging Policy

We prohibit all of our directors, officers, and employees from engaging in any hedging or monetization transaction that might allow them to gain from or offset any decrease in the market value of our securities.

Anti-Pledging Policy

To help ensure that the directors and officers maintain sufficient control over the timing of their transactions in our securities, we prohibit our directors and officers from margining any of our securities in a margin account or otherwise pledging any of our securities as collateral for a loan.

Stock Ownership Policy

We believe that members of the Board and our executive officers should hold our stock to further align their interests with the interests of our stockholders. Accordingly, we have adopted a Stock Ownership Policy applicable to members of the Board and all of our executive officers. Under the Stock Ownership Policy, our Chief Executive Officer should own our common stock with a fair market value of at least six times his annual base salary, each of our executive officers should own our common stock with a fair market value of at least one times his annual base salary, and each non-employee member of the Board should own our common stock with a fair market value of at least five times the base annual cash retainer then in effect under our Director Compensation Policy. Shares taken into account under the policy include shares beneficially owned by the individual, including shares held in trust for the benefit of the individual or his family members, and shares subject to equity awards held by the individual (other than shares subject to stock option grants and shares subject to awards with unsatisfied performance-based vesting requirements). An individual covered by the policy is expected to satisfy the applicable level of ownership by the later of December 31, 2020 or five years after he or she first becomes subject to the policy, need not satisfy any increased level of ownership resulting from a change in position or compensation until five years after the change, and need not satisfy any shortfall caused by a decline in stock price earlier than two years after the change in stock price. If an individual covered by the policy does not satisfy the applicable level of ownership within the applicable time described above, the individual will be expected to hold toward satisfying the policy one-half of the net after-tax shares acquired upon exercise or payment of an equity award that is exercised or paid after that time.

Summary Compensation Table – 2021 and 2022

The following table sets forth information concerning compensation for fiscal years 2021 and 2022 for services rendered by our named executive officers.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Adam R. Craig, M.D., Ph.D.	2022	656,688	3,506,898	417,060	12,000	4,592,646
President, Chief Executive Officer, and Interim Chief Medical Officer	2021	633,417	1,368,560	381,900	8,700	2,392,577
David H. Kirske	2022	405,538	880,656	172,872	12,000	1,471,066
Executive Vice President, Chief Financial Officer	2021	380,636	342,140	153,000	8,700	884,476
James K. Fong	2022	408,902	—	176,400	12,000	597,302
Executive Vice President, Chief Commercial Officer
Bruce J. Seeley(4)	2022	492,941	880,656	—	146,396	1,519,993
Former Executive Vice President, Chief Operating Officer	2021	451,662	342,140	182,000	8,700	984,502

(1)

This column reflects the grant date fair value, computed in accordance with FASB ASC Topic 718, of the option awards granted to our named executive officers during the applicable fiscal year. In the case of awards with performance-based vesting conditions other than market (stock price) based vesting conditions, grant date fair values are calculated for this purpose based upon the most probable outcome as of the grant date of the performance-based condition. For a discussion of the assumptions and methodologies used to calculate the amounts reported, please see the discussion of equity awards contained in Note 11 (Equity-Based Compensation) to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 6, 2023. These amounts in the “Option Awards” column do not necessarily correspond to the actual cash value that will be recognized by the named executive officers pursuant to these awards. Even though the option awards granted to the named executive officers in 2021 and 2022 have reported values in this column in accordance with applicable SEC rules, the award recipient will realize value only if the price of our common shares appreciates above the respective exercise price.

(2)	This column reflects amounts awarded to our named executive officers under our annual bonus program. For more information, see “Annual Cash Incentive Compensation.”
(3)

This column reflects $12,000 in company matching contributions for each named executive officer’s account under our broad-based 401(k) plan. For Mr. Seeley, this column also reflects the value of severance benefits paid in the year in connection with his termination.

(4)	Mr. Seeley resigned from the Company effective October 10, 2022. The amount reported for Mr. Seeley as salary includes payout of accrued vacation.

The foregoing “Summary Compensation Table – 2021 and 2022” should be read in conjunction with the tables and narrative descriptions that follow. The “Outstanding Equity Awards at Fiscal 2022 Year-End” table provides further information on the named executive officers’ potential realizable value with respect to their equity awards. The “Potential Payments upon Termination or Change in Control” section provides information on the benefits the named executive officers may be entitled to receive in connection with certain terminations of their employment and/or a change in control.

Description of Employment Agreements-Cash Compensation

In February 2017, we entered into an employment agreement with Dr. Craig in connection with his hiring as President, Chief Executive Officer and Interim Chief Medical Officer. The employment agreement has a five-year term, with automatic one-year renewals unless either party gives notice that the term will not be extended. The agreement provides for Dr. Craig to receive an initial annual base salary and annual bonus opportunity. Effective March 1, 2023, our compensation committee most recently approved a base salary of $710,326 and a target bonus opportunity equal to 60% of base salary. Dr. Craig is eligible to participate in our employee benefit plans and to accrue four weeks’ paid time off per year. The agreement also provided Dr. Craig with certain relocation benefits and a signing bonus (all of which was paid prior to 2018). In October 2018, following approval by the compensation committee of our Board, we and Dr. Craig entered into an amendment to Dr. Craig’s employment agreement. Pursuant to the amendment, if Dr. Craig’s employment terminates before the end of a fiscal year, Dr. Craig is eligible for a prorated portion of his annual incentive bonus corresponding to such fiscal year. Such incentive bonus, if any, will be paid at such time we pay bonuses to other executives.

In September 2017, Mr. Kirske was appointed as our Chief Financial Officer and commenced full-time employment. Effective March 1, 2023, our compensation committee most recently approved a base salary of $440,412 and a target bonus opportunity of 40% of base salary.

In February 2022, we entered into an offer letter with Mr. Fong in connection with his promotion to the position of Senior Vice President and Chief Commercial Officer. Mr. Fong has since been promoted to the position of Executive Vice President and Chief Commercial Officer. The letter does not have a specified term and provides for Mr. Fong to receive an initial annual base salary and annual bonus opportunity as well as the grant of 210,000 stock options vesting over the four year period following Mr. Fong’s initial promotion. Effective March 1, 2023, our compensation committee most recently approved a base salary of $462,000 and a target bonus opportunity of 40% of base salary.

In July 2015, we entered into an offer letter with Mr. Seeley. The letter did not have a specified term and provided for Mr. Seeley to receive an initial annual base salary and annual bonus opportunity. Mr. Seeley resigned from the Company effective October 10, 2022.

Outstanding Equity Awards at Fiscal 2022 Year-End

The following table presents information regarding the outstanding equity awards held by each of our named executive officers as of December 31, 2022, including the vesting dates for the portions of these awards that had not vested as of that date.

Name/Award Type	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Adam R. Craig M.D., Ph.D.
Option	3/20/2017	1,200,000	—	—	4.24	3/19/2027
Option	9/29/2017	450,000	—	—	3.19	9/29/2027
Option	5/16/2018	475,000	—	—	4.14	5/16/2028
Option	9/18/2018	600,000	—	—	1.88	9/18/2028
Option	5/16/2019	640,054	—	—	0.84	5/16/2029
Option(1)	3/11/2020	1,933,334	386,666	—	1.00	3/11/2030
Option(2)	3/10/2021	400,001	399,999	—	3.30	3/10/2031
Option(3)	3/9/2022	185,834	929,166	—	4.49	3/09/2032
David H. Kirske
Option	8/31/2017	25,000	—	—	3.25	8/31/2027
Option	9/29/2017	315,000	—	—	3.19	9/29/2027
Option	5/16/2018	83,396	—	—	4.14	5/16/2028
Option	2/19/2019	297,237	—	—	0.95	2/19/2029
Option(1)	3/11/2020	281,667	58,333	—	1.00	3/11/2030
Option(2)	3/10/2021	50,001	99,999	—	3.30	3/10/2031
Option(3)	3/9/2022	46,667	233,333	—	4.49	3/09/2032
James K. Fong
Option	3/24/2014	2,430	—	—	35.70	3/24/2024
Option	3/17/2015	3,700	—	—	19.40	3/17/2025
Option	5/18/2016	8,250	—	—	4.48	5/18/2026
Option	3/1/2017	10,000	—	—	4.33	3/1/2027
Option	9/29/2017	58,750	—	—	3.19	9/29/2027
Option	5/16/2018	23,340	—	—	4.14	5/16/2028
Option	2/19/2019	288,000	—	—	0.95	2/19/2029
Option(1)	3/11/2020	175,000	35,000	—	1.00	3/11/2030
Option(2)	3/10/2021	57,501	57,499	—	3.30	3/10/2031
Option(4)	9/23/2021	—	210,000	—	3.05	9/23/2031
Bruce J. Seeley(5)
Option	12/23/2015	110,000	—	—	12.40	12/23/2025
Option	3/1/2017	53,000	—	—	4.33	3/1/2027
Option	9/29/2017	65,000	—	—	3.19	9/29/2027
Option	5/16/2018	119,906	—	—	4.14	5/16/2028
Option	2/19/2019	86,304	—	—	0.95	2/19/2029
Option	3/11/2020	30,000	—	—	1.00	3/11/2030
Option	3/10/2021	150,000	—	—	3.30	3/10/2031
Option	3/9/2022	280,000	—	—	4.49	3/9/2032

(1)	These options vest in six semi-annual installments, with the first such vesting on September 11, 2020 and the sixth and final such installment vesting on March 11, 2023.

(2)	These options vest in six semi-annual installments, with the first such vesting on September 10, 2021 and the sixth and final such installment vesting on March 10, 2024.
(3)	These options vest in six semi-annual installments, with the first such vesting on September 9, 2022 and the sixth and final such installment vesting on March 9, 2025.
(4)	These options vest 25% annually beginning on February 28, 2023.
(5)	In connection with Mr. Seeley’s termination, all of his stock options became vested and remained exercisable for four months following his termination date.

Potential Payments upon Termination or Change in Control

Termination Benefits

The following describes the termination benefits that may become payable to the named executive officers in connection with a termination of their employment. Each named executive officer’s right to receive termination benefits is conditioned upon his executing a release of claims in our favor and complying with certain restrictive covenants.

Named Executive Officers’ Termination Benefits

Under Dr. Craig’s employment agreement with us described above, if his employment is terminated by us without Cause, due to his death or Disability or by him for Good Reason (as such terms are defined in the agreement) or we choose not to renew Dr. Craig’s employment, he will be entitled to receive, subject to providing a release of claims and abiding by certain restrictive covenants set forth in the agreement, (i) an amount equal to one and one-half times the sum of his annual base salary at the rate then in effect and his target incentive bonus amount for the year in which his termination occurs, such amount to be payable in six equal monthly installments (or to be paid in a lump sum if such termination occurs on or within two years after a change in control), (ii) reimbursement for COBRA premiums for up to 18 months, (iii) reimbursement for life insurance premiums for 18 months (to the extent life insurance coverage was in effect and paid for by us at the time of his termination), and (iv) payment of the prorated portion of his incentive bonus due to him for the fiscal year during which his employment was terminated.

We have entered into severance agreements with Messrs. Kirske, Fong, and Seeley. These severance agreements provide that, if the executive is discharged from employment by us without Cause (as defined in the agreement) or resigns for Good Reason (as defined in the agreement), he will receive the following termination benefits, subject to providing a release of claims and abiding by certain restrictive covenants:

•	an amount equal to one (or one and one-half for Messrs. Fong and Seeley) times his annual base salary at the rate then in effect, to be paid in monthly installments over the applicable period;

•

additional cash severance equal to the greater of the average of his three prior years’ bonuses or a specified percentage of the executive’s base salary (35% for Mr. Kirske and 30% for Mr. Seeley; Mr. Fong is not eligible for this benefit);

•	reimbursement for up to 12 months (or 18 months for Mr. Seeley) for COBRA premiums to continue his medical coverage and that of his eligible dependents;

•

continued payment for up to 12 months (or 18 months for Mr. Seeley) of premiums to maintain life insurance paid for by us at the time of his termination, if any (except for Mr. Fong, who is not eligible for this benefit); and

•

accelerated vesting of all of his then-outstanding and unvested stock-based compensation (with outstanding and vested stock options remaining exercisable for three months following the termination date).

In connection with Mr. Seeley’s resignation in October 2022, Mr. Seeley became entitled to the foregoing benefits, except the compensation committee approved a post-termination exercise period with respect to his stock options of four months.

Change in Control Benefits

In the event of a change in control, in accordance with our equity incentive plans, all of the outstanding equity-based awards (including the awards held by the named executive officers) generally would also vest on a change in control if the awards were to be terminated in connection with the change in control (i.e., accelerated vesting would not be required if the compensation committee provided for the assumption, substitution or other continuation of the award following the transaction). If the awards did not become fully vested on the change in control transaction, they would generally become fully vested/exercisable if the award holder’s employment was terminated by the successor (other than for misconduct) within 12 months following the change in control (subject to any additional vesting protections provided for pursuant to the executive’s employment or severance agreement).

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company.

Year	Summary Compensation Table Total for Principal Executive Officer(1)	Compensation Actually Paid to Principal Executive Officer(2)	Average Summary Compensation Table Total for Non- Principal Executive Officer Named Executive Officers(3)	Average Compensation Actually Paid to Non-Principal Executive Officer Named Executive Officers(4)	Value of Initial Fixed $100 Investment Based On Total Shareholder Return(5)	Net Loss (in thousands)(6)
2022	$4,592,646	$10,983,608	$1,196,120	$2,438,004	$186.65	$(92,992)
2021	$2,392,577	$1,080,857	$934,489	$698,978	$77.02	$(97,908)

(1)	The dollar amounts reported are the amounts of total compensation reported in the “Summary Compensation Table – 2021 and 2022.”
(2)

The dollar amounts reported represent the amount of “compensation actually paid,” as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with SEC rules, these amounts reflect “Total Compensation” as set forth in the Summary Compensation Table for each year, adjusted as shown below. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

Compensation Actually Paid to PEO	2022	2021
Summary Compensation Table Total	$4,592,646	$2,392,577
Less, value of “Stock Awards” and “Option Awards” reported in Summary Compensation Table	(3,506,898)	(1,368,560)
Plus, year-end fair value of outstanding and unvested equity awards granted in the year	4,192,732	1,046,101
Plus, fair value as of vesting date of equity awards granted and vested in the year	887,012	317,522
Plus (less), year over year change in fair value of outstanding and unvested equity awards granted in prior years	2,557,377	(1,308,970)
Plus (less), year over year change in fair value of equity awards granted in prior years that vested in the year	2,260,739	2,187
Less, prior year-end fair value for any equity awards forfeited in the year	—	—

Compensation Actually Paid to PEO	$10,983,608	$1,080,857

(3)

The dollar amounts reported represent the average of the amounts reported for our named executive officers as a group (excluding our Chief Executive Officer) in the “Total” column of the “Summary Compensation

Table – 2021 and 2022” in each applicable year. The names of each of the named executive officers (excluding our Chief Executive Officer) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, Messrs. Kirske, Fong and Seeley and (ii) for 2021, Messrs. Kirske and Seeley.
(4)

The dollar amounts reported represent the average amount of “compensation actually paid” to the named executive officers as a group (excluding our Chief Executive Officer), as computed in accordance with SEC rules. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the named executive officers as a group (excluding our Chief Executive Officer) during the applicable year. In accordance with SEC rules, these amounts reflect “Total Compensation” as set forth in the “Summary Compensation Table – 2021 and 2022” for each year, adjusted as shown below. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of the grant.

Average Compensation Actually Paid to Non-PEO NEOs	2022	2021
Average Summary Compensation Table Total	$1,196,120	$934,489
Less, average value of Stock Awards reported in Summary Compensation Table	(587,104)	(342,140)
Plus, average year-end fair value of outstanding and unvested equity awards granted in the year	350,961	261,525
Plus, average fair value as of vesting date of equity awards granted and vested in the year	435,865	79,382
Plus (less), average year over year change in fair value of outstanding and unvested equity awards granted in prior years	518,411	(263,466)
Plus (less), average year over year change in fair value of equity awards granted in prior years that vested in the year	523,751	29,188
Less, prior year-end fair value for any equity awards forfeited in the year	—	—

Average Compensation Actually Paid to Non-PEO NEOs	$2,438,004	$698,978

(5)

Cumulative total shareholder return is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s stock price at the end and the beginning of the measurement period by the Company’s stock price at the beginning of the measurement period. The beginning of the measurement period for each year in the table is December 31, 2020. No dividends were paid during the periods presented.

(6)	The dollar amounts reported represent the amount of net loss reflected in the Company’s audited financial statements for the applicable year.

Analysis of the Information Presented in the Pay Versus Performance Table

The Company’s executive compensation program reflects a variable pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay Versus Performance Table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, the Company is providing the following descriptions of the relationships between information presented in the Pay Versus Performance Table.

Compensation Actually Paid and Cumulative Total Shareholder Return (“TSR”)

On February 28, 2022, VONJO, our sole commercial product, received Accelerated Approval from the FDA. As a result, the Company TSR increased significantly in 2022 compared to 2021. The compensation actually paid to the PEO and non-PEO NEOs aligns most closely with our TSR. The increase in the compensation actually paid is primarily attributable to changes in the fair values of unvested and vested stock options granted in 2021 and prior years, which had an average exercise price of $2.27. As of December 30, 2022 and December 31, 2021 (the last trading day of 2022 and 2021), the closing stock price of CTIC was $6.01 and $2.48, respectively.

Compensation Actually Paid and Net Income

Although our net loss decreased in 2022 compared to 2021, the increase in the compensation actually paid to the PEO and non-PEO NEOs is directly attributable to the increase in our stock price as a result of FDA approval of VONJO as discussed above, and is not directly correlated to the reduction in our net loss.

CERTAIN TRANSACTIONS WITH RELATED PERSONS

BVF Partners L.P.

In September 2015, we entered into a subscription agreement with BVF pursuant to which we issued 1.0 million shares of our common stock. In addition, we completed underwritten public offerings of 55,000 shares of our Series N-2 Preferred Stock, no par value per share, in December 2015 and 22,500 shares of our Series N-3 Preferred Stock, no par value per share, in June 2017. BVF purchased 30,000 shares of our Series N-2 Preferred Stock and 6,750 shares of our Series N-3 Preferred Stock in such offerings. BVF converted 30,000 shares of our Series N-2 Preferred Stock and 6,175 shares of our Series N-3 Preferred Stock into approximately 2.7 million shares and 4.1 million shares of our common stock, respectively.

In connection with the Series N-2 Preferred Stock offering, we entered into a letter agreement with BVF, or the First Letter Agreement, pursuant to which we granted BVF a one-time right, subject to certain conditions, to nominate not more than two individuals to serve as members of our Board, subject to the consent of the Board, which is not to be unreasonably withheld and which consent shall be deemed automatically given with respect to the two individuals specified in the First Letter Agreement. One of such nominees (the “Independent Nominee”) must (1) qualify as an “independent” director as defined under the applicable rules and regulations of the SEC and the Nasdaq, and (2) must not be considered an “affiliate” of BVF as such term is defined by Rule 12b-2 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We have agreed, for the period described in this paragraph and subject to a limited exception, to include the nominated directors in the slate of nominees for election to the Board at each annual or special meeting at which directors are to be elected, recommend that stockholders vote in favor of the election of such nominees and support such nominees for election in a manner no less favorable than how we support our own nominees. This obligation will terminate with respect to: (1) the Independent Nominee, and such Independent Nominee must tender his or her resignation to the Board, if requested, promptly upon BVF ceasing to beneficially own at least 11% of our issued and outstanding common stock or voting power (determined on an as-converted basis that gives effect to the conversion of all outstanding preferred stock), and (2) each of the Independent Nominee and the other individual nominated by BVF, and each such nominee shall tender his or her resignation to the Board promptly upon the earlier to occur of (a) BVF and its affiliates ceasing to beneficially own at least 5% of our issued and outstanding common stock or voting power (determined on an as-converted basis that gives effect to the conversion of all outstanding preferred stock), (b) BVF ceasing to beneficially own at least 50% of the shares of the common stock beneficially owned by BVF immediately after consummation of the Series N-2 Preferred Stock offering (on an as-converted basis), (c) the continuation of such nomination right would cause any violation of the applicable listing rules of Nasdaq, (d) such time as BVF informs us in writing that it wishes to terminate the foregoing nomination right, or (e) any breach of the Letter Agreement by BVF.

In connection with the offering of Series N-3 Preferred Stock, we entered into a letter agreement with BVF, or the Second Letter Agreement, and pursuant to the First Letter Agreement and the Second Letter Agreement, we agreed to, upon BVF’s election and subject to any Board and committee approvals, exchange shares of common stock purchased by BVF directly from us or underlying convertible preferred stock purchased by BVF directly from us, including the shares of common stock underlying the Series N-3 Preferred Stock, into shares of a convertible non-voting preferred stock with substantially similar terms as the Series N-3 Preferred Stock, including a conversion “blocker” initially set at 9.99% of our common stock. Such right would terminate if at any time BVF’s beneficial ownership of our common stock falls below 5% (determined on a fully diluted basis).

In February 2018, in connection with our concurrent public offering of common stock, BVF purchased 6.3 million shares of our common stock. In addition, BVF exchanged 8.0 million shares of our common stock owned by BVF and 575 shares of our Series N Preferred Stock owned by BVF for 12,575 shares of our Series O Preferred Stock, pursuant to the letter agreements discussed above as well as an additional exchange agreement executed in February 2018.

In March 2020, in connection with our rights offering and separate purchase commitments by certain of our investors, BVF purchased a total of 3,047 shares of our Series X Preferred Stock, which are convertible into 30.5 million shares of our common stock.

In April 2021, in connection with the public offering of our common stock and our Series X1 Preferred Stock, BVF purchased 2.0 million shares of our common stock and 600 shares of our Series X1 Preferred Stock.

In August 2022, BVF converted all 12,575 shares of our Series O Preferred Stock owned by BVF into 8,383,331 shares of our common stock. No shares of Series X Preferred Stock or Series X1 Preferred Stock owned by BVF have been converted into our common stock.

As of December 31, 2022, BVF beneficially owned approximately 6.7% of our outstanding common stock. Matthew D. Perry, a member of our Board, is the President of BVF and portfolio manager for the underlying funds managed by the firm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides certain information regarding beneficial ownership of our common stock by (i) each stockholder known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each of our directors, (iii) each named executive officer and (iv) all current directors and executive officers as a group. This information is as of March 31, 2023.

	CTI BioPharma Corp. Common Stock

Name and Address of Beneficial Owner	Total Number of Shares Beneficially Owned(1)	Shares Subject to Convertible Securities(2)	Percentage Ownership(1)
5% or More Stockholders:
Entities affiliated with BVF Partners(3)	30,747,512	21,934,491	19.99%
Entities affiliated with State Street Corporation(4)	16,002,989	—	12.13%
Entities affiliated with BlackRock Inc.(5)	7,060,319	—	5.35%
Entities affiliated with Stonepine Capital Management, LLC(6)	7,018,046	—	5.32%
Directors and current named executive officers:(7)
Adam R. Craig, M.D., Ph.D.	6,449,496	6,420,056	4.66%
David H. Kirske	1,227,407	1,210,280	*
James K. Fong	637,203	633,638	*
Laurent Fischer, M.D.	516,000	516,000	*
Michael A. Metzger	333,000	333,000	*
David Parkinson, M.D.	516,000	516,000	*
Diane Parks	150,000	150,000	*
Matthew D. Perry	433,139	390,000	*
Reed V. Tuckson, M.D., F.A.C.P.	584,639	536,000	*
All current directors and executive officers, as a group (9 persons)	10,846,884	10,704,974	7.61%
Bruce J. Seeley(8)	49,648	—	*

*	Less than 1%.
(1)

Beneficial ownership generally includes voting or investment power with respect to securities, and percentage ownership is calculated based on 131,879,976 shares of our common stock outstanding as of the date of this table. This table is based upon information supplied by officers, directors and other investors including information from Schedules 13D and 13G and Forms 3 and 4 filed with the SEC. Shares of common stock subject to options, warrants or other securities convertible into common stock that are currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this table are deemed outstanding for computing the beneficial ownership percentage of the person holding the option, warrant or convertible security but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of stock beneficially owned.

(2)

Shares subject to convertible securities included in this column reflect any options, warrants and convertible preferred stock held by the holder exercisable or convertible within 60 days after the date of this table. These shares are also included in the column titled “Total Number of Shares Beneficially Owned.”

(3)

Beneficial ownership is based on information contained in the Schedule 13D/A filed with the SEC on August 11, 2022 and the Form 4 filed with the SEC on April 7, 2023 by BVF Partners and certain of its affiliates. Includes (i) 310,000 shares of common stock underlying options that are exercisable or will be exercisable within 60 days of the date of this table held by Mr. Matthew Perry, (ii) 3,989,130 shares of common stock and 15,940,000 shares of common stock underlying shares of Series X Preferred Stock held by

Biotechnology Value Fund, L.P. (“BVF”), (iii) 2,595,239 shares of common stock and 5,673,477 shares of common stock underlying shares of Series X Preferred Stock held by Biotechnology Value Fund II, L.P. (“BVF2”), (iv) 702,505 shares of common stock held by Biotechnology Value Trading Fund OS, L.P. (“Trading Fund OS”) and (v) 1,526,147 shares of common stock held by certain partners managed accounts (“Partners Managed Accounts”). Excludes an estimated 8,856,523 shares of common stock underlying shares of Series X Preferred Stock and 6,000,000 shares of common stock underlying shares of Series X1 Preferred Stock, the conversion of which are subject to a beneficial ownership limitation of 19.99% of the outstanding common stock. BVF I GP LLC (“BVF GP”), as the general partner of BVF, may be deemed to beneficially own the shares beneficially owned by BVF. BVF II GP LLC (“BVF2 GP”), as the general partner of BVF2, may be deemed to beneficially own the shares beneficially owned by BVF2. BVF Partners OS Ltd. (“Partners OS”), as the general partner of Trading Fund OS, may be deemed to beneficially own the shares beneficially owned by Trading Fund OS. BVF GP Holdings LLC (“BVF GPH”), as the sole member of each of BVF GP and BVF2 GP, may be deemed to beneficially own the shares beneficially owned in the aggregate by BVF and BVF2. BVF Partners L.P. (“Partners”) as the investment manager of BVF, BVF2, Trading Fund OS and the Partners Managed Accounts and the sole member of Partners OS, may be deemed to beneficially own the shares beneficially owned in the aggregate by BVF, BVF2, Trading Fund OS and held in the Partners Managed Accounts. BVF Inc., as the general partner of Partners, may be deemed to beneficially own the shares beneficially owned by Partners. Mark Lampert, as a director and officer of BVF Inc., may be deemed to beneficially own the shares beneficially owned by BVF Inc. Partners, BVF Inc. and Mr. Lampert may be deemed to have a pecuniary interest in the securities reported owned by Mr. Perry due to a certain agreement between Partners and Mr. Perry, who serves on the Issuer’s Board of Directors and as a member of Partners, pursuant to which Mr. Perry is obligated to transfer the economic benefit, if any, received upon the sale of the shares issuable upon exercise of the securities reported owned herein to Partners. Each of the reporting persons specifically disclaims beneficial ownership of the securities reported herein that he or it does not directly own. The address for each of the reporting persons is 44 Montgomery Street, 40th Floor, San Francisco, California 94104.
(4)

Beneficial ownership is based on information contained in the Schedule 13G/A filed with the SEC on February 3, 2023 by State Street Corporation (“State Street”). State Street holds shared voting power over 15,840,329 shares and shared dispositive power over 16,002,989 shares. SSGA Funds Management, Inc., an investment advisor, holds shared voting power over 14,197,633 shares and shared dispositive power over 14,221,533 shares. The address of State Street is State Street Financial Center 1 Lincoln Street, Boston, Massachusetts 02111.

(5)

Beneficial ownership is based on information contained in the Schedule 13G filed with the SEC on February 3, 2023 by BlackRock, Inc. (“BlackRock”). BlackRock holds sole voting power over 6,866,515 shares and sole dispositive power over 7,060,319 shares. The address of BlackRock is 55 East 52nd Street, New York, New York 10055.

(6)

Beneficial ownership is based on information contained in the Schedule 13G filed with the SEC on April 13, 2023 by Stonepine Capital Management, LLC (the “General Partner”) and certain of its affiliates and a Schedule 13G filed with the SEC on March 24, 2023 by Timothy P. Lynch. The General Partner is the general partner and investment adviser of investment funds, including Stonepine Capital, L.P. Each of Jon M. Plexico and Mr. Lynch is a control person of the General Partner. The General Partner, Stonepine Capital, L.P. and Mr. Plexico report sole voting and dispositive power over 7,018,046 shares. Mr. Lynch reports sole voting and dispositive power over 6,999,275 shares. Each of the General Partner, Stonepine Capital, L.P. and Mr. Plexico disclaims beneficial ownership of the securities reported herein except to the extent of their pecuniary interest therein. The address for each of the reporting persons is 919 Northwest Bond Street, Suite 204, Bend, Oregon 97703.

(7)	The address of our current directors and executive officers listed is 3101 Western Avenue, Suite 800, Seattle, Washington 98121.
(8)	Mr. Seeley resigned as our Chief Operating Officer effective as of October 10, 2022.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors, officers and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. To our knowledge, based solely on our review of Forms 3, 4, and 5 filed with the SEC or written representations that no Form 5 was required, during the year ended December 31, 2022, we believe that our directors, officers and persons who beneficially owned more than 10% of a registered class of our equity securities timely filed all reports required under Section 16(a) of the Exchange Act, except that, due to administrative error, one Form 3 was filed late with respect to Mr. Fong.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about our common stock that may be issued upon the exercise of options, warrants and rights and upon the vesting of restricted stock unit awards under all of our existing equity compensation plans as of December 31, 2022, with such plans being the 2017 Plan, the 2015 Equity Incentive Plan, as amended (the “2015 Plan”), the 2007 Equity Incentive Plan, as amended and restated (the “2007 Plan”), and the 2007 Employee Stock Purchase Plan, as amended and restated (the “ESPP”). As described below, we have also made certain grants outside of our equity compensation plans in accordance with Nasdaq Listing Rule 5635(c)(4).

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plans Approved by Stockholders	17,746,619	(1)	$2.81	9,362,550	(2)
Plan Not Approved by Stockholders	3,770,625	(3)	$3.54	378,000
Totals	21,517,244		$2.94	9,740,550

(1)

All of these shares were subject to stock options then outstanding under the 2007 Plan, the 2015 Plan or the 2017 Plan, and none of these shares were subject to restricted stock units outstanding under the 2007 Plan, the 2015 Plan or the 2017 Plan. The weighted-average exercise price presented in column (b) of the table above does not take restricted stock unit awards into account.

(2)

Of these shares, 8,531,950 shares were available for issuance under the 2017 Plan, and 830,600 shares were available for issuance under the ESPP. No new awards may be granted under the 2007 Plan or the 2015 Plan. The shares available under the 2017 Plan may be used for any type of award authorized under the 2017 Plan including stock options, stock appreciation rights, stock awards, restricted stock, restricted stock units and other awards payable in shares of our common stock.

(3)

This row reflects a stock option granted to employees as an inducement to their joining the company in accordance with Nasdaq Listing Rule 5635(c)(4) and not under any of our stock incentive plans. This includes a stock option to purchase 1,120,000 shares of our common stock granted to Dr. Craig on March 20, 2017, which has a maximum term of ten years (subject to earlier termination in connection with a termination of Dr. Craig’s employment or a change in control). The option is scheduled to vest in six semi-annual installments as measured from the grant date and is subject to accelerated vesting if Dr. Craig’s employment terminates in certain circumstances as provided in his employment agreement described above. The option is administered by our compensation committee and is otherwise generally subject to the terms and conditions applicable to stock options granted to employees under our stock incentive plans.

OTHER INFORMATION

Other Business

As of the date of this proxy statement, we know of no other business that will be presented for action at the Annual Meeting.

Delivery of Documents to Stockholders Sharing an Address

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our proxy materials unless we receive contrary instructions from one or more of such stockholders. Upon oral or written request, we will deliver promptly a separate copy of the proxy materials to a stockholder at a shared address to which a single copy of proxy materials was delivered. If you are a stockholder of record at a shared address to which we delivered a single copy of the proxy materials and you desire to receive a separate copy of the proxy materials for the Annual Meeting or for our future meetings, or if you are a stockholder at a shared address to which we delivered multiple copies of the proxy materials and you desire to receive one copy in the future, please submit your request to the Householding Department of Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, New York 11717 or at 1-800-353-0103. If you are a beneficial stockholder, please contact your bank, broker, trustee or other nominee directly if you have questions, require additional copies of the proxy materials, wish to receive multiple reports by revoking your consent to householding or wish to request single copies of the proxy materials in the future.

Stockholder Proposals for Inclusion in Our Proxy Materials and Director Candidate Recommendations

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2024 annual meeting of stockholders, our corporate secretary must receive the written proposal at our principal executive offices not later than the close of business (6:00 p.m. Pacific Time) on December 30, 2023. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company proxy materials. Proposals should be addressed to:

CTI BioPharma Corp.

Attention: Corporate Secretary

3101 Western Avenue, Suite 800

Seattle, Washington 98121

The submission of a stockholder proposal does not guarantee that it will be included in the proxy statement.

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our Board and should be directed to our Corporate Secretary at the address set forth above. The recommendation must include the items required by Section 2.13 of Article II of our bylaws as well as (i) a comprehensive written resume of the nominee’s business experience and background, and (ii) the consent of the director candidate to serve as a member of the Board if elected. Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources and using the same criteria as used for any other director candidate.

Nomination of Directors and Stockholder Proposals Not Intended for Inclusion in Proxy Materials

If you intend to nominate an individual for election to our Board at our 2024 annual meeting of stockholders or wish to present a proposal at the 2024 annual meeting of stockholders but do not intend for such proposal to be included in the proxy statement for such meeting, our bylaws require that, among other things, stockholders give written notice of the nomination or proposal to our Corporate Secretary at our principal executive offices no later than the close of business (6:00 p.m. Pacific Time) on March 23, 2024 (the 90th day prior to the first anniversary of the Annual Meeting) and no earlier than the close of business (6:00 p.m. Pacific Time) on February 22, 2024 (the 120th day prior to the first anniversary of the Annual Meeting). Notwithstanding the foregoing, if we change the date of the 2024 Annual Meeting to a date that is more than 30 days before or after the date one year from the date of the Annual Meeting, written notice by a stockholder must be received by no later than the close of business on the tenth day following the date on which the public announcement is first made of the date of the 2024 annual meeting of stockholders. Stockholder proposals not intended to be included in the proxy statement or nominations for director candidates must comply with our bylaws, and any such proposals or nominations that do not meet the requirements set forth above and in our bylaws will not be acted upon at the 2024 Annual Meeting.

In addition, a stockholder who intends to solicit proxies pursuant to Rule 14a-19 in support of nominees submitted under these advance notice provisions for the 2024 annual meeting of stockholders must notify our Corporate Secretary in writing not later than the close of business (6:00 p.m. Pacific Time) on April 22, 2024.

Where You Can Find Additional Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov from which interested persons can electronically access our SEC filings.

We will provide, free of charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2022, including exhibits, on the written or oral request of any stockholder of the Company. Please send a written request to our corporate secretary at the address set forth above or call (206) 282-7100.

By Order of the Board of Directors,

Adam R. Craig, M.D., Ph.D.

President, Chief Executive Officer, and

Interim Chief Medical Officer

Seattle, Washington

April 28, 2023

CTI BIOPHARMA CORP. 3101 WESTERN AVENUE, SUITE 800 SEATTLE, WA 98121

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 20, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/CTIC2023
You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 20, 2023. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V13425-P90671	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CTI BIOPHARMA CORP.

The Board of Directors recommends you vote FOR the following nominees:

1. To elect directors to the Company’s Board of Directors to serve until the 2024 annual meeting of stockholders.

Nominees:	For	Against	Abstain

1a. Adam R. Craig, M.D., Ph.D.	☐	☐	☐

1b. Laurent Fischer, M.D.	☐	☐	☐

1c. Michael A. Metzger	☐	☐	☐

1d. David Parkinson, M.D.	☐	☐	☐

1e. Diane Parks	☐	☐	☐

1f. Matthew D. Perry	☐	☐	☐

1g. Reed V. Tuckson, M.D., F.A.C.P.	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3:		For	Against	Abstain

2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm.		☐	☐	☐

3. To approve, by non-binding advisory vote, the compensation of our named executive officers.		☐	☐	☐

The Board of Directors recommends that you vote 1 YEAR on Proposal 4:	1 Year	2 Years	3 Years	Abstain

4. To conduct a non-binding advisory vote to determine the frequency of holding future advisory votes on executive compensation.	☐	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting or any adjournments and postponements thereof.

Please sign exactly as your name(s) appear(s) on the stock certificate(s). When shares are held jointly, each person must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. An authorized person should sign on behalf of corporations, partnerships and associations and give his or her title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners)                                              Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement and 2022 Annual Report are available at www.proxyvote.com.

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V13426-P90671

CTI BIOPHARMA CORP.

Annual Meeting of Stockholders

June 21, 2023 10:00 A.M. Pacific Time

Via the Internet at www.virtualshareholdermeeting.com/CTIC2023

This proxy is solicited by the Board of Directors

The undersigned stockholder(s), revoking any proxy previously given, hereby appoint(s) Adam R. Craig, M.D., Ph.D., David H. Kirske and Laurent Fischer, M.D., or any of them, as proxies and attorneys-in-fact, each with the power to act without the others and with the power to appoint his substitute, to represent and vote for, and on behalf of, the stockholder(s), as designated on the reverse side of this form, all of the shares of common stock of CTI BioPharma Corp. that the stockholder(s) is/are entitled to vote at the 2023 Annual Meeting of Stockholders to be held at 10:00 A.M. Pacific Time on June 21, 2023, live via the Internet, or at any adjournment or postponement thereof. To attend the meeting via the Internet, please visit the meeting website listed above and have the information that is printed in the box marked by the arrow available and follow the instructions.

This proxy, when properly executed and returned, will be voted in the manner directed by the stockholder(s) on the reverse side of this form. IF NO DIRECTION IS MADE, BUT THE CARD IS SIGNED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. Whether or not direction is made, each of the named proxies is authorized to vote this proxy in his discretion, upon such other matter or matters that may properly come before the meeting and any postponements or adjournments thereof. In the event that any of the nominees named on the reverse side of this form are unavailable for election or unable to serve, the shares represented by this proxy may be voted for a substitute nominee selected by the Board of Directors.

To be signed on reverse side